Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” and “Miscellaneous” in the Prospectus/Proxy Statement included in this Registration Statement of First American Investment Funds, Inc. filed on Form N-14, and in Sections 4.1 (f) and 4.2 (g) of the “Agreement and Plan of Reorganization” included as Appendix A to the Prospectus/Proxy Statement.

We also consent to the references to our firm under the captions “Shareholder Reports” and “Financial Highlights” in each Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information dated October 28, 2009 and to the inclusion of our reports dated August 21, 2009 in the Annual Reports for the year ended June 30, 2009 for the Arizona Tax Free Fund and the Tax Free Fund which are incorporated by reference in this Registration Statement of First American Investment Funds, Inc. filed on Form N-14 under the Securities Act of 1933.

/s/ Ernst & Young LLP

Minneapolis, Minnesota

November 2, 2009